Exhibit 10.43

AGREEMENT

THIS AGREEMENT made and entered into by and between Oscient Pharmaceuticals Corporation (“OSCIENT”), a Massachusetts corporation, having a principal place of business at 1000 Winter Street, Suite 2200, Waltham, MA 02451, and Mark Glickman, residing at 14 Exeter Drive, Marlboro, NJ 07746 (each a “Party” and collectively the “Parties”), effective as of the 16th day of August 2007.

WHEREAS, OSCIENT requires an individual of training, skill and experience to provide direction and leadership in marketing and related matters and the Employee has demonstrated those qualities;

WHEREAS, subject to the terms and conditions hereinafter set forth, OSCIENT therefore wishes to employ the Employee as its Vice President of Sales and the Employee wishes to accept such employment;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the Parties hereby agree:

1. Position and Duties. Effective August 28, 2007 (the “Start Date”), the Employee shall serve OSCIENT as its Vice President of Sales, on a full-time basis, reporting to the Executive Vice President of Corporate Development and Operations of OSCIENT. The Employee agrees to perform the duties of his position and such other duties as may reasonably be assigned to him from time to time consistent with the Employee’s position. The Employee also agrees that, while employed by OSCIENT, he will devote substantially all of his business time and his best efforts, skill and knowledge exclusively to the advancement of the business and interests of OSCIENT and its subsidiaries and to the discharge of Employee’s duties and responsibilities for them. The Employee warrants that he is free to enter into and fully perform this Agreement and is not subject to any employment, confidentiality, non-competition or other agreement, obligation or restriction which would conflict with this Agreement. For purposes of this Agreement, “Affiliates” means all natural persons and entities directly or indirectly controlling, controlled by or under common control with OSCIENT, where control may be by management authority, control or equity interest.

2. Compensation and Benefits. During the Employee’s employment under this Agreement, as compensation for all services performed by the Employee for OSCIENT and its Affiliates and subject to his performance, OSCIENT will provide the Employee the following pay and benefits:

a. Base Salary. OSCIENT will pay the Employee a base salary at the rate of Two Hundred and Sixty Thousand Dollars ($260,000) per year, payable in accordance with the regular payroll practices of OSCIENT and subject to increase from time to time by the Compensation Committee of the Board of Directors of OSCIENT (the “Compensation Committee”) in its discretion (such base salary as in effect from time to time, the “Base Salary”).

b. Signing Bonus. The Employee will receive a one-time signing bonus in the amount of $40,000, payable within thirty (30) days of the Start Date less withholdings, on the date of the first payroll check. The Employee agrees that, should he resign from OSCIENT or is terminated for Cause (as defined below) by OSCIENT within twelve (12) months from the Start Date, OSCIENT shall be entitled to a full refund of the signing bonus and Employee authorizes OSCIENT to deduct the amount of the signing bonus from the final paycheck and agrees to promptly repay OSCIENT any portion of the signing bonus that is not refunded after such deduction. Employee shall have no obligation to repay the signing bonus if his employment is terminated for other than Cause (as defined below) or pursuant to a Change in Control (as defined below).

c. Management Incentive Plan.

(i) General. The Employee will be considered annually for a bonus of up to fifty percent (50%) (the “Incentive Target”) of the Base Salary. Bonus awards (the “Incentive Payments”) will be determined by the Compensation Committee, based on the Employee’s performance and that of OSCIENT’s against goals established annually by the Compensation Committee. Incentive plans are subject to periodic review and approval, and are subject to Board approval and change without notice. The Employee must be an active employee of OSCIENT at the time Incentive Payments are made to employees.

(ii) 2007 Plan. For 2007 only, fifty percent (50%) of the Incentive Target will be based on the product revenues (the “Revenue Bonus”) and fifty percent (50%) will be based on mutually agreed individual performance goals (the “Individual Bonus”). In order for Employee to receive the Revenue Bonus or a portion thereof, at least seventy-five percent (75%) of the US sales plan must be achieved by OSCIENT. Revenue Bonuses will follow the same payment schedule as the sales force incentive plan, which for 2007 is quarterly. Individual Bonus will be paid to Empoyee according to regular payroll practices for all employees. The upper limit for the Incentive Payments for 2007 shall be 150% of the Incentive Target. Additionally, the Employee will receive a one-time lump sum cash payment of $40,000 if product revenues equal or exceed the 2007 US sales plan.

d. Option Grants. In connection with the commencement of the Employee’s employment, he will be granted an option to purchase 50,000 shares of OSCIENT’s common stock, which will vest during the Employee’s continued employment with OSCIENT in equal annual installments over a four (4) year period, on the anniversary of the Start Date. The exercise price per share for this option grant will be the fair market value per share of OSCIENT’s common stock as of the Start Date. In addition, the Employee will be granted 25,000 restricted shares of common stock which will vest in equal annual installments over a four (4) year period, on the anniversary of the Start Date. The terms of these options and restricted shares are governed by OSCIENT’s 2007 Employment Inducement Award Plan. Annually, based on company and team/individual performance and subject to approval by the Compensation Committee, the Employee also will be eligible to receive additional option grants from time to time. Equity awards granted to Employee during employment shall be subject to vesting and to all other terms and conditions of any applicable stock incentive plans, agreements and any other restrictions, limitations and other requirements generally applicable to equity granted to OSCIENT employees.

e. Participation in Employee Benefit Plans. The Employee will be entitled to participate in all employee benefit plans from time to time in effect on the same basis as employees at the similar level at OSCIENT, except to the extent such plans are duplicative of benefits otherwise provided to the Employee under this Agreement (e.g., severance pay). The Employee’s participation will be subject to the terms of the applicable plan documents and applicable OSCIENT policies.

f. Vacations and other Benefits. The Employee will be subject to OSCIENT’s standard vacation policy, which initially provides for three (3) weeks of vacation per year. Vacation may be taken at such times and intervals as the Employee shall determine, subject to the business needs of OSCIENT.

g. Automobile Allowance. The Employee will receive an automobile allowance of $1,000 per month. In addition, Employee will participate in the Fuel Man® program. All such benefits are governed by OSCIENT’s policies and procedures.

3. Confidential Information and Restricted Activities. The Employee acknowledges that, in consideration for his employment with OSCIENT, the Employee has agreed to and executed a joinder dated 16th of August 2007 to Oscient Pharmaceuticals’ Intellectual Property Policy, including Appendix I thereof (“Invention, Assignment, Non-Disclosure and Covenant Not To Compete”), which imposes certain non-competition, non-solicitation and non-disclosure restrictions on the Employee (such joinder being referred to herein as the “Intellectual Property and Non-Compete Agreement”).

4. Termination of Employment; Severance Benefits and Effect of Termination. The Employee’s employment under this Agreement shall continue until one Party delivers to the other Party a written notice of termination setting forth in reasonable detail the basis for the termination.

a. In the event of termination of the Employee’s employment by OSCIENT other than for Cause (as defined below), OSCIENT will: (i) continue to pay the Employee his Base Salary and, provided the Employee is eligible for and exercises his rights under COBRA, continue to pay its share of the premium cost of his participation and that of his qualified beneficiaries in OSCIENT’s group health and dental plans for the lesser of (x) a period of six (6) months from the date of termination or (y) such period of time that it takes the Employee to find comparable employment and (ii) pay the Employee on the date of termination any Base Salary earned but not paid through the date of termination. All severance payments will be payable in accordance with the normal payroll practices of OSCIENT. Any obligation of OSCIENT to the Employee hereunder is conditioned, however, on the Employee signing a timely and effective release of claims in the form attached to this Agreement as its Exhibit A (the “Employee Release”).

b. In the event of termination of the Employee’s employment by OSCIENT for Cause or termination by the Employee other than pursuant to a Change of Control under Section 4(c)(ii), OSCIENT will have no further obligations to the Employee other than for paying him any Base Salary earned but not paid through the date of termination. If the Employee terminates his employment, the Employee will give OSCIENT one (1) month’s written notice; provided, however, that the Board or management may elect to waive the period of notice, or any portion thereof, and, if the Board or management so elects, OSCIENT will pay the Employee his Base Salary for the one month notice period (or for any remaining portion of that period).

c. If on, or within two years after, a Change of Control (as defined below) of OSCIENT, (i) the Employee’s employment is terminated by OSCIENT other than for Cause, or (ii) the Employee terminates his employment with OSCIENT due to the fact that (a) OSCIENT takes any action that results in a material diminution in the Employee’s position, authority or duties as such position, authority or duties existed immediately prior to the Change of Control, (b) OSCIENT takes any action that would require the Employee to have his principal place of work changed to any location that would impose a commuting hardship on the Employee’s commute existing immeditaly prior to the Change of Control, or (c) OSCIENT makes a material failure to provide Employee with compensation and benefits in accordance with the terms of Section 2, above, other than a single inadvertent failure that is cured within ten (10) business days after notice from Employee specifying in reasonable detail the nature of the failure, then, in the case of either (i) or (ii), in lieu of any severance pay or premium contributions under Section 4(a) of this Agreement, Employee will be entitled to the following: (i) OSCIENT will pay the Employee’s Base Salary (as in effect at the time of the Employee’s termination) for the final payroll period through the termination date; (ii) OSCIENT will pay Employee a pro-rated Incentive Payment for the fiscal year in which the termination date occurs, determined by multiplying the Incentive Payment the Employee would have received had he remained employed through the end of the fiscal year by a fraction, the numerator of which is the number of days the Employee was employed in that fiscal year, through the termination date, and the denominator of which is 365; (iii) OSCIENT will pay the Employee a single lump equal to the sum of the Base Salary at the annual rate in effect on the termination date and the annual Incentive Target for the fiscal year in which the termination date occurs; (iv) if Employee and his qualified beneficiaries are eligible to continue participation in OSCIENT’s group health and dental plans under COBRA and elect to do so, OSCIENT will continue to contribute to the premium cost of that coverage at the same rate that it contributes for current employees until the earlier of the expiration of eighteen (12) months from the termination date or the date the Employee ceases to be eligible to continue participation in those plans under COBRA; and (v) if Employee has restricted stock granted to him in connection with his employment with OSCIENT, the restrictions shall be lifted as of the termination date and any options to purchase OSCIENT’s common stock granted to the Executive in connection with his employment by OSCIENT that remain unvested on the termination date shall vest and shall remain exercisable until the earlier of the expiration of one year from the termination date or the final exercise date of the options, determined in accordance with the applicable stock plan, certificate or agreement. Any obligation of OSCIENT to the Employee hereunder is conditioned, however, on the Employee signing a timely and effective release of claims in the form attached as the Employee Release. All severance payments will be payable in accordance with the normal payroll practices of OSCIENT. (For the avoidance of doubt, in the context of a Change of Control the term “OSCIENT” here may mean Oscient Pharmaceutical Corporation or its successor or assign.)

d. For purposes of this Agreement, “Cause” shall mean: (i) the Employee’s material failure to perform (other than by reason of disability), or material negligence in the performance of, his duties and responsibilities to OSCIENT or any of its Affiliates; (ii) the Employee’s material breach of this Agreement, OSCIENT’s policies or any other agreement between the Employee and OSCIENT or any of its Affiliates; (iii) indictment, charge or plea of guilty or nolo contendere to a felony or other crime involving an act of moral turpitude; or (iv) fraud, embezzlement or other dishonesty or breach of trust or fiduciary duty on the Employee’s part with respect to OSCIENT or any of its Affiliates.

e. For the purposes of this Agreement, a “Change of Control” means the occurrence hereafter of any of the following events: (a) any “Person,” as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”), other than (i) OSCIENT or (ii) any parent or direct or indirect subsidiary of OSCIENT or (iii) any Person or group of Persons which was a shareholder of OSCIENT on the Start Date of this Agreement (a “Current Stockholder”) or an affiliate of a Current Stockholder or combination of Current Stockholders (a “Stockholder Affiliate”) or (iv) any trustee or other fiduciary holding securities under an employee benefit plan of OSCIENT or one of its Affiliates, becomes a beneficial owner within the meaning of Rule 13d-3, as amended, as promulgated under the Exchange Act (“Rule 13d-3”), directly or indirectly, in one or a series of related transactions, of securities representing more than fifty percent (50%) of the combined voting power of the then outstanding securities of OSCIENT; (b) there is consummated a merger or consolidation of OSCIENT with any other entity, other than a merger or consolidation which would result in the voting securities of OSCIENT outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than fifty percent (50%) of the beneficial ownership, within the meaning of Rule 13d-3, of the combined voting power of the voting securities of OSCIENT or such surviving entity outstanding immediately after such merger or consolidation; or (c) there occurs a closing of a sale or other disposition by OSCIENT of all or substantially all of the assets of OSCIENT, other than a sale to a parent or direct or indirect subsidiary of OSCIENT or to a Current Stockholder or to a Stockholder Affiliate.

f. This Agreement shall automatically terminate in the event of the Employee’s death during employment. OSCIENT may terminate the Employee’s employment hereunder, upon notice to the Employee, in the event that the Employee becomes disabled during his employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one-hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, OSCIENT shall have no further obligation to the Employee. The Board or other OSCIENT officers may designate another employee to act in the Employee’s place during any period of the Employee’s disability. Notwithstanding any such designation, the Employee shall continue to receive Base Salary in accordance with Section 2(a) and benefits in accordance with Section 2(e), to the extent permitted by the then-current terms of the applicable benefit plans, until the Employee becomes eligible for disability income benefits under OSCIENT’s disability income plan or until the termination of his employment, whichever shall first occur. While receiving disability income payments under OSCIENT’s disability income plan, the Employee shall not be entitled to receive any Base Salary under Section 2(a) hereof, but shall continue to participate in OSCIENT benefit plans in accordance with Section 2(e) and the terms of such plans, until the termination of his employment.

If any question shall arise as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Employee may, and at the request of OSCIENT shall, submit to a medical examination by a physician selected by OSCIENT to whom the Employee or his duly appointed guardian, if any, has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit to such medical examination, OSCIENT’s determination of the issue shall be binding on the Employee.

g. Any amounts payable under this Section 4 that would otherwise be considered deferred compensation subject to the additional twenty percent (20%) tax imposed by Section 409A of the Internal Revenue Code if paid within six (6) months following the date of termination of OSCIENT employment shall be paid at the later of the time otherwise provided in Section 4 or the time that will prevent such amounts from being considered deferred compensation.

h. Except for medical and dental plan coverage continued pursuant to Section 4(a) or 4(c) hereof, benefits shall terminate pursuant to the terms of the applicable benefit plans based on the date of termination of the Employee’s employment without regard to any continuation of Base Salary or other payment to the Employee following such date of termination.

i. The obligation of OSCIENT to make payments to or on behalf of the Employee under Section 4(a) or 4(c) hereof is expressly conditioned upon the Employee’s continued full performance of his obligations under the Intellectual Property and Non-Compete Agreement.

j. The Release of Claims required for separation benefits in accordance with Section 4(a) or 4(c) creates legally binding obligations on the part of the Employee and OSCIENT therefore advises the Employee to seek the advice of an attorney before signing it.

5. Miscellaneous.

a. Entire Agreement and Condition Precedent. This Agreement, together with the Intellectual Property and Non-Compete Agreement, sets forth the entire agreement between the Parties and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Employee’s employment and all matters related thereto. The effectiveness of this Agreement is conditioned, however, on Employee’s consent to OSCIENT’s obtaining a consumer report and an investigative consumer report on Employee from a consumer reporting agency of OSCIENT’s selection and on the results of those reports being satisfactory to OSCIENT.

b. No Modification and No Waivers. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by the Employee and an expressly authorized representative of the Board.

c. Withholding. All payments made by OSCIENT under this Agreement shall be reduced by any tax or other amounts required to be withheld by OSCIENT under applicable law.

d. Captions and Counterparts. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

e. Assignment. Neither OSCIENT nor the Employee may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that OSCIENT may assign its rights and obligations under this Agreement without the consent of the Employee in the event that OSCIENT shall hereafter affect a reorganization, consolidate with, or merge into, any other entity or transfer all or substantially all of its properties or assets to any other entity. This Agreement shall inure to the benefit of and be binding upon OSCIENT and the Employee, their respective successors, executors, administrators, heirs and permitted assigns.

f. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

g. Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned for delivery to a reputable national courier service or deposited in the United States mail, postage prepaid, and addressed to the Employee at his last known address on the books of OSCIENT or, in the case of OSCIENT, to it at its principal place of business, attention of the Vice President of Human Resources, or to such other address as either party may specify by notice to the other actually received.

h. Governing Law. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by OSCIENT, by its duly authorized representative, and by the Employee, as of the date first above written.

Joseph A. Pane Vice President Human Resources	Mark A. Glickman

Date:	Date:

Legal Review

APPENDIX I

INVENTION ASSIGNMENT, NON-DISCLOSURE, AND COVENANT NOT TO COMPETE

In consideration of my employment with OSCIENT PHARMACEUTICALS CORPORATION (“OPC”, “Company” or “Oscient”), or if now employed, the continuation of my employment by OPC, and other good and valuable consideration including but not limited to the grant to me of employee stock options, I Mark Glickman hereby agree as follows:

1. I hereby affirm that all oral and written statements made by me to OPC representatives during the hiring process are true and complete.

2. I warrant to OPC that I am not now under any obligation of a contractual or quasi contractual nature to any person, firm or corporation which is inconsistent or in conflict with this agreement or which would prevent, limit or impair in any way the performance of my obligations hereunder.

3. Conflicting Employment.

I agree that, during the term of my employment with OPC, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which OPC is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to OPC.

4. Treatment of Confidential Information

(a) Confidential Information. I agree at all times during the term of my employment and thereafter to hold in strictest confidence, and not to use, except for the benefit of OPC, or to disclose to any person, firm or corporation, any Confidential Information of OPC. I understand that “Confidential Information” means any OPC proprietary information or materials (whether or not patentable) including but not limited to nucleic acid sequences, amino acid sequences, vectors, cells, technical data, trade secrets or know-how, including, but not limited to, research and development information, product plans, products, services, customer lists, suppliers, markets, marketing information, developments, inventions, pending patent applications, processes, algorithms, software, passwords, database designs, formulas, technology, designs, drawings, engineering information, hardware configuration information, costs, pricing, finances, marketing plans, budgets or other business information disclosed to me by OPC either directly or indirectly in writing, orally, electronically or by drawings or inspection of parts or equipment or to which I have access or which I may develop as a result of my employment at OPC. I further agree that all Confidential Information shall at all times remain the property of OPC.

My obligations under this paragraph 4 will not apply to any information which (i) is or becomes publicly known under circumstances involving no breach by me of the terms of this paragraph 4, (ii) is generally disclosed to third parties by OPC without restriction on such third parties, (iii) is approved for release by written authorization of OPC, or (iv) is required to be disclosed to comply with applicable laws or regulations, or with a court or administrative order; provided, however, that a breach of the foregoing obligations shall not be absolved by the subsequent occurrence of any of the above exceptions.

(b) Former Employer Information. I agree that I will not, during my employment with OPC, improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity with which I have an agreement or duty to keep in confidence, if any, and that I will not bring onto the premises of OPC any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that OPC has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on OPC’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for OPC consistent with OPC’s agreement with such third party.

(d) Publications. I agree to submit to OPC any proposed publication which contains any discussion relating to OPC or any work performed by me during the course of my employment with OPC. It is understood that I may proceed with such publication unless, within 90 days of the receipt by OPC of such publication, I am notified by OPC that such publication contains Confidential Information.

5. Inventions

(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing, in the fullest detail consistent with any obligations I have to others, all inventions, original works of authorship, developments, and improvements which were made by me prior to my employment with OPC (collectively referred to as “Prior Inventions”); which belong to me, which relate to OPC’s proposed business, products or research and development, and which are not assigned to OPC hereunder, or, if no such Prior Inventions exist I will so state. If in the course of my employment with OPC, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, OPC is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to OPC in a form satisfactory to OPC (Information Disclosure Form) and will hold in trust for the sole right and benefit of OPC, and I hereby assign to OPC, or its designee, all my right, title and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, trademarks or trade secrets which relate (a) to the business of OPC, (b) to OPC’s anticipated business, or (c) to anything done on the time or with the facilities of OPC and whether or not patentable or registerable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, during the period of time I am in the employ of OPC (collectively referred to as “Inventions”); and I further agree that the foregoing shall also apply to Inventions which relate to the business of OPC or to OPC’s anticipated business as of the end of my employment and which are conceived during my tern of employment at OPC and developed, or reduced to practice during a period of 6 months after the end of my employment. Without limiting the foregoing, I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment which relate to the business of OPC and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act.

(c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with OPC. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by OPC. I agree to maintain laboratory notebooks in compliance with OPC’s Laboratory Notebook Instructions. Records include but are not limited to laboratory notebooks and Invention Disclosure Statements. The records will be available to and remain the sole property of OPC at all times.

(d) Patent and Copyright Registrations. I agree to assist OPC, or its designee, at OPC’s expense, in every reasonable way to secure OPC’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to OPC of all pertinent information and data with respect thereto and the execution of all applications, specifications, oaths, assignments and all other instruments which OPC shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to OPC, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. It is agreed that my obligations to do the work specified in this paragraph does not expire with the termination of my employment; but OPC agrees to pay me at a reasonable rate for any time that I actually spend in such work at OPC’s written request after termination of my employment hereunder, and OPC agrees to reimburse me for expenses necessarily incurred by me in connection with such work. It is agreed that a reasonable hourly rate for such work is the total weekly salary that I was actually receiving from OPC at the time my employment with OPC was terminated divided by forty (40).

6. Returning Company Property.

I agree that, at the time of leaving the employ of OPC, I will deliver to OPC (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, manuals, materials, equipment, other documents or property, or reproductions of any aforementioned items, containing Confidential Information or otherwise belonging to OPC, it’s suppliers, customers, successors or assigns.

7. Covenant Not to Compete

THIS SECTION MAY AFFECT YOUR RIGHT TO ACCEPT EMPLOYMENT WITH OTHER COMPANIES SUBSEQUENT TO YOUR EMPLOYMENT BY OPC.

(a) I agree that during my employment and for a period of twelve (12) months immediately following the termination of my employment with OPC (the “Non-Competition Period”), I will not, and will not assist anyone else, for any reason, whether with or without cause, either directly or indirectly to (i) solicit or take away, or attempt to solicit or take away employees of OPC, either for my own business or for any other person or entity; (ii) solicit or encourage any vendor or customer of OPC to terminate or diminish it’s relationship with OPC; or (iii) seek to persuade any customer of OPC to conduct with anyone else any business or activity that such a customer conducts with OPC.

(b) I agree (i) that during my employment, I will not undertake any planning for any outside business competitive with OPC and (ii), subject to subparagraph (d) below, during my employment and during the Non-Competition Period, I will not directly or indirectly establish or aid others in competition with OPC in establishing a new business or engage or participate in any commercial research or commercial project which is the same or substantially similar (in purpose, objective or result) to any research or project in which I engaged or participated in for or on behalf of OPC or any of its subsidiaries during my employment with OPC, whether as an owner, partner, investor, consultant, employee or otherwise, without prior written consent of OPC.

(c) During the Non-Competition Period, I agree to notify OPC in writing of any change in my address and of each new job or business activity in which I plan to engage at least 2 weeks prior to beginning such job or activity. Such notice shall state the name and address of any new employer and the nature of the position.

(d) It shall not be considered a competitive activity within the meaning of paragraph 7(b) for me to be a member of the faculty or staff of a university, college or other educational or non-profit research institution, provided that I do not engage or participate in any commercial research or project prohibited by Section 7 (b) above.

(e) The restrictions against competition set forth in paragraph 7(a), 7(b) and 7(c) are considered by the parties to be reasonable for the purposes of protecting the business of OPC. However, if any such restriction is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic areas as to which it may be enforceable.

(f) In signing this agreement, I give OPC assurance that I have carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed on me under sections 7(a), 7(b) and 7(c) above. I agree without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of OPC and that each and every one of those restraints is reasonable in respect to subject matter, length of time and geographic area.

8. Not A Contract Of Employment. I acknowledge and agree that this agreement does not constitute a contract of employment for a specific term and that either OPC or I may terminate my employment at any time, with or without notice or cause.

9. General Provisions. This letter agreement shall be binding upon and inure to the benefit of me and OPC and our respective heirs, executors. administrators, legal representatives, successors and assigns. In case any provision hereof shall, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and this letter agreement shall be construed as if such invalid or unenforceable provision had not been included herein. The validity, construction, enforcement and interpretation of this letter agreement shall be governed by the laws of the Commonwealth of Massachusetts. This letter agreement may be amended only by a written document executed by me and an expressly authorized officer of OPC. Any subsequent change in my duties, salary or compensation will not effect the validity or scope of this agreement. The provisions of this agreement shall survive any termination of my employment with OPC.

Intending to be legally bound thereby, I have signed this Agreement as of the day and year written below.

(Employee signature)

(Printed name)

Dated:

Agreed to and Accepted:

OSCIENT PHARMACEUTICALS CORPORATION

By:
(Authorized Company signature)

Name:

Date:

I-4